Exhibit 99.1

News Release

Superior Industries Achieves 75% Threshold Required to Close the Tender Offer for Shares of UNIWHEELS AG

SOUTHFIELD, MICHIGAN – May 22, 2017 – Superior Industries International, Inc. (“Superior”) (NYSE:SUP), the largest manufacturer of aluminum wheels for light vehicles in North America, announced today that it has achieved the 75% tender offer threshold required for it to consummate its tender offer for the shares of UNIWHEELS AG (“UNIWHEELS”). The shares tendered include the controlling interest held by UNIWHEELS Holdings (Malta) Ltd. totaling 61.3% of the outstanding shares. There are no additional conditions necessary for Superior to consummate the acquisition of the shares of UNIWHEELS.

Don Stebbins, President and Chief Executive Officer of Superior Industries, commented, “Achieving the 75% threshold requirement of our tender offer represents a significant step forward in the acquisition of UNIWHEELS and establishes a clear path to the closing of the transaction to create a leading global supplier of aluminum wheels. We believe the tender offer price to the public shareholders of UNIWHEELS reflects full and fair value, and encourage all UNIWHEELS public shareholders to tender their shares prior to the close of the subscription period.”

The subscription period expires on May 22, 2017, and the tender offer is expected to be concluded on or about May 30, 2017. Following the expiration of the subscription period, Superior will provide a further update once the final results of the tender offer are determined.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the Company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year-ended December 25, 2016, Quarterly Reports on Form 10-Q and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contacts:

Superior Investor Relations:

(248) 234-7104

Troy Ford

www.supind.com

Clermont Partners

Victoria Sivrais

(312) 690-6004

vsivrais@clermontpartners.com